Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousands except per share amount)

	Actual Year to Date Nov. 30, 2010	Projected Year Ended February 28, 2011
Net Sales:
Electrical and Industrial Products	$118,980	$163,000 to $168,000
Galvanizing Services	$160,983	$222,000 to $227,000
Total Sales	$279,963	$385,000 to $395,000

Diluted earnings per share	$2.04	$2.70 to $2.85

Net Sales by Market Segment:
Power Generation		18%
Transmission and Distribution		27%
Industrial		55%

Electrical and Industrial Products
Revenues by Industry:
Power Generation		21%
Transmission and Distribution		44%
Industrial		35%

Galvanizing Services
Revenues by Industry:
Electrical and Telecommunications		30%
OEM’s		11%
Industrial		32%
Bridge and Highway		9%
Petro Chemical		18%

Operating Margins:
Electrical and Industrial Products	17.1%	15% to 16%
Galvanizing Services	26.2%	25% to 26%

Cash Provided By (Used In)Operations	$25,500	$40,000
Capital Expenditures	$10,800	$20,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$16,200	$20,000
Total Bank Debt	$100,000	$100,000

Cash Dividend	$9,300	$12,400

Percent of Business By Segment:
Electrical and Industrial Products	42%	42%
Galvanizing Services	58%	58%

Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Millions)

	Period Ended
Backlog	2/28/10	$109,918
Bookings		78,603
Shipments		77,475
Backlog	5/31/10	$111,046
Book to Ship Ratio		1.01
Bookings		95,033
Shipments		99,591
Backlog	8/31/10	$106,488
Book to Ship Ratio		.95
Bookings		98,096
Shipments		102,897
Backlog	11/30/10	$101,687
Book to Ship Ratio		.95